December 23, 2009

Dear Shareholder:

The last few months have been an extremely busy time for the company as we prepared for our planned public offering and continued to address the difficult operating conditions and highly challenging economic environment.  As the end of the year approaches, we continue to focus on improving our operating results and resolving non-performing assets.  We plan to release our fourth quarter financial information and our annual report in February. In the meantime, we want to provide an update on a variety of activities that have occurred since our last shareholders’ meeting.

As you may know, we filed a registration statement with the Securities and Exchange Commission (“SEC”) in August in preparation for our public offering of common stock.  We originally planned to begin the offering process in early November after the release of our third quarter financial report.

The offering was delayed due to a routine review by the staff of the SEC of our 2008 Annual Report on form 10K and our 2009 quarterly financial reports on Form 10Q.  The financial reports of all publicly owned companies are periodically reviewed by the SEC.  The SEC completed this review process on December 17 and there were no adjustments to our reported financial results.  As the financial markets traditionally are not receptive to offerings during the holiday and year-end period, we have withdrawn our registration statement and intend to pursue our capital efforts once year-end results are available.

Due to this unforeseen delay, we have requested an extension of time from the Office of Financial Regulation of the State of Florida and the FDIC to increase the capital of TIB Bank required by the Memorandum of Understanding dated July 2, 2009.  The Office of Financial Regulation has agreed to the requested extension of time to April 30, 2010, provided the FDIC also agrees.  We are currently awaiting the FDIC’s response.  As I stated before, we intend to proceed with our capital efforts in the first quarter of 2010 after we complete our year-end reporting.

While the operating and economic environment continues to be highly challenging, we are beginning to see some positive developments in resolving non-performing assets.  During the fourth quarter we have completed the sale of $11.5 million of non-performing assets and we have contracts for the sale of an additional $3 million.

We continue to work to strengthen the company and several strategies to improve our financial performance are producing results:

•
The assumption of deposits of the former Riverside Bank of the Gulf Coast from the FDIC in February has enabled us to lend more money to new and existing customers to continue our support of our communities.  This transaction significantly enhanced our market presence in Fort Myers and Venice, and has provided a strong entrance into the contiguous Cape Coral and Pine Island markets.  As of September 30, 2009, 86% of those deposits have been retained.  The customer base and legacy deposits have been stabilized, and we are beginning to see an increase in deposits in these offices.

•
In September, we completed the merger of our Bank of Venice subsidiary into TIB Bank.  This merger will provide further operating cost savings and improve product and service availability for our Sarasota County customers.

•	We reduced future operating expenses and improved efficiencies by consolidating several leased back office facilities into one location in December.

Although 2009 has been a difficult year, we continue to operate as a community-focused financial services company that is locally managed, locally headquartered and making responsible local decisions to address the financial services needs of our loyal customers. You can be assured that all employees of the company are committed and working hard to strengthen the financial condition of the company.  We will continue to keep you as informed as possible as we proceed with our capital raising efforts.   In the interim, we are appreciative of your support and patronage and hope you will call us if you have any questions.

Sincerely,

/s/Richard C. Bricker, Jr.                                                                                /s/Thomas J. Longe
Richard C. Bricker, Jr.                                                                                     Thomas J. Longe
Chairman                                                                                                          Vice Chairman, CEO and President